ARMOUR RESIDENTIAL REIT, INC.
CONFIRMS MONTHLY DIVIDENDS FOR Q4 2014

VERO BEACH, Fla. – October 2, 2014 – ARMOUR Residential REIT, Inc. (NYSE: ARR, ARR PrA and ARR PrB) (“ARMOUR” or the “Company”) today confirmed the Q4 2014 monthly cash dividends for the Company's Common Stock and Series A and Series B Preferred Stock.

Q4 2014 Common Stock Dividend Information

Month	Dividend	Holder of Record Date	Payment Date
October 2014	$0.05	October 15, 2014	October 30, 2014
November 2014	$0.05	November 17, 2014	November 26, 2014
December 2014	$0.05	December 15, 2014	December 30, 2014

Q4 2014 Series A Preferred Stock Dividend Information

Month	Dividend	Holder of Record Date	Payment Date
October 2014	$0.171875	October 15, 2014	October 27, 2014
November 2014	$0.171875	November 15, 2014	November 28, 2014
December 2014	$0.171875	December 15, 2014	December 29, 2014

Q4 2014 Series B Preferred Stock Dividend Information

Month	Dividend	Holder of Record Date	Payment Date
October 2014	$0.1640625	October 15, 2014	October 27, 2014
November 2014	$0.1640625	November 15, 2014	November 28, 2014
December 2014	$0.1640625	December 15, 2014	December 29, 2014

Certain Tax Matters
ARMOUR has elected to be taxed as a real estate investment trust (“REIT”) for U.S. Federal income tax purposes. In order to maintain this tax status, ARMOUR is required to timely distribute substantially all of its ordinary REIT taxable income. Accordingly, ARMOUR may increase the amount of one or more announced dividends before the applicable record date or may declare supplemental dividends, if necessary to meet this tax requirement. Dividends paid in excess of REIT taxable income for a fiscal year (including any taxable income carried forward from the previous year) will generally not be taxable to stockholders.
About ARMOUR Residential REIT, Inc.
ARMOUR is a Maryland corporation that invests primarily in fixed rate residential, adjustable rate and hybrid adjustable rate mortgage-backed securities issued or guaranteed by U.S. Government-sponsored enterprises, or guaranteed by the Government National Mortgage Association. ARMOUR

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ARMOUR Residential REIT, Inc. Confirms Monthly Dividends for Q4 2014

October 2, 2014

is externally managed and advised by ARMOUR Residential Management LLC, an investment advisor registered with the Securities and Exchange Commission (“SEC”).
Safe Harbor
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. The Company disclaims any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.
Additional Information and Where to Find It
Investors, security holders and other interested persons may find additional information regarding the Company at the SEC's Internet site at http://www.sec.gov/, or the Company website at http://www.armourreit.com, or by directing requests to: ARMOUR Residential REIT, Inc., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.
Investor Contact:

James R. Mountain
Chief Financial Officer
ARMOUR Residential REIT, Inc.
(772) 617-4340

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